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                                                                    Exhibit 12.1

                CINCINNATI FINANCIAL CORPORATION AND SUBSIDIARIES
      STATEMENT REGARDING CALCULATION OF RATIO OF CONSOLIDATED EARNINGS TO
                           CONSOLIDATED FIXED CHARGES
                              (Dollars in millions)

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
                                                        Nine months ended
                                                           September 30,                     Years ended December 31,
                                                       -------------------  --------------------------------------------------------
                                                         2004       2004      2003       2003      2002     2001     2000    1999
                                                       --------   --------  --------   --------   ------   ------   ------  -------
                                                                 Pro forma            Pro forma
NET EARNINGS
   Net income                                          $    392   $    392  $    374   $    374   $  238   $  193   $  118  $   255
   Income tax expense                                       136        136       106        106       41       28       (9)      67
   Fixed charges                                             28         44        35         55       37       40       38       34
                                                       --------   --------  --------   --------   ------   ------   ------  -------
Net earnings available for fixed charges               $    556   $    572  $    515   $    535   $  316   $  261   $  147  $   356
                                                       ========   ========  ========   ========   ======   ======   ======  =======

Realized investment gains and losses included          $     36   $     36  $    (27)  $    (27)  $  (62)  $  (17)  $   (2) $     -
   in earnings available for fixed charges

FIXED CHARGES
    Interest on indebtedness (including amortization   $     27   $     43  $     34   $     54   $   35   $   39   $   37  $    33
       of debt discount and expense)
   Rentals representing interest                              1          1         1          1        2        1        1        1
                                                       --------   --------  --------   --------   ------   ------   ------  -------
 Total fixed charges                                   $     28   $     44  $     35   $     55   $   37   $   40   $   38  $    34
                                                       ========   ========  ========   ========   ======   ======   ======  =======

Ratio of earnings to fixed charges                        19.56x     12.99x    14.58x      9.64x    8.69x    6.52x    3.84x   10.40x

Ratio of earnings, excluding investment gains and         14.76x      9.88x    15.34x     10.12x   10.40x    6.92x    3.88x   10.41x
   losses, to fixed charges
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